[FHLBank Atlanta logo]

News Release
April 29, 2013

FOR IMMEDIATE RELEASE
CONTACT: Sharon Cook
Federal Home Loan Bank of Atlanta
scook@fhlbatl.com
(404) 888-8173

Federal Home Loan Bank of Atlanta Announces First Quarter 2013 Operating Highlights

ATLANTA, April 29, 2013 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the quarter ended March 31, 2013. The Bank will announce full unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission, which is expected to be filed on or about May 9, 2013.

The Bank reported net income of approximately $71 million for the first quarter of 2013, an increase of approximately $1 million from net income of $70 million for the first quarter of 2012. As of March 31, 2013, the Bank had total assets of approximately $111.5 billion, a decrease of approximately $12.2 billion, or 9.83 percent, from December 31, 2012. The Bank's advances were approximately $80.3 billion as of March 31, 2013, a decrease of approximately $7.2 billion from December 31, 2012.

The Bank's retained earnings balance was approximately $1.5 billion as of March 31, 2013, an increase of approximately $42 million, or 2.92 percent, from December 31, 2012. Capital stock declined from $4.9 billion as of December 31, 2012, to approximately $4.4 billion as of March 31, 2013.

The Bank's first quarter 2013 performance resulted in an annualized return on equity (ROE) of 4.65 percent as compared to 4.18 percent for the first quarter of 2012. The ROE spread to average three-month LIBOR increased to 436 basis points for the first quarter of 2013 compared to 367 basis points for the first quarter of 2012. The Bank continues to meet its regulatory capital requirements.

Federal Home Loan Bank of Atlanta
Financial Highlights
(Unaudited)
(Dollars in millions)

Statements of Condition	As of March 31, 2013	As of December 31, 2012
Investments	$29,697	$30,454
Advances	80,260	87,503
Mortgage loans held for portfolio, net	1,154	1,244
Total assets	111,547	123,705
Consolidated obligations, net	102,898	114,684
Total capital stock	4,380	4,898
Retained earnings	1,477	1,435
Accumulated other comprehensive income (loss)	23	(58)
Total capital	5,880	6,275
Capital-to-assets ratio (GAAP)	5.27%	5.07%
Capital-to-assets ratio (Regulatory)	5.28%	5.15%

	Three Months Ended March 31,
Operating Results and Performance Ratios	2013	2012
Net interest income	$87	$85
Provision for credit losses	2	3
Net impairment losses recognized in earnings	—	(7)
Letters of credit fees	5	5
Other income	19	25
Total noninterest expense	30	27
Total assessments	8	8
Net income	71	70
Return on average assets	0.24%	0.23%
Return on average equity	4.65%	4.18%

Additional financial information concerning the Bank's results of operations for the most recently completed quarter will be available in the Bank's Form 10-Q scheduled to be filed on or about May 9, 2013 with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

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About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $4.6 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements,” which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including without limitation legislative and regulatory actions, changes or approvals; future economic and market conditions (including the housing market and the market for mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates and prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may be required by law.
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